Exhibit 4.77

No.: 200709027721

SALES CONTRACT FOR COMMODITY HOUSING

Supervised by the Guangzhou Municipal Bureau of Land Resource and Housing Administration
and
the Guangzhou Administration of Industry and Commerce

Instructions on the Sales Contract for Commodity Housing

1.
Before the execution of this Contact, the Buyer shall read all the terms hereof and negotiate with the Seller fully. Where there are different understandings of the terms and words herein, the parties shall negotiate to reach consent or make a clear stipulation herein if necessary. After the Contract comes into effect, in case there is any dispute arising from the different understanding of the terms and words herein which cannot be resolved through consultation, the parties may file a case with the People’s Court or submit to the arbitration commission for arbitration in accordance with the dispute resolution methods agreed herein.

2.
As a sample text and with the principle of voluntariness of both parties hereto, this Contract has some blank spaces after certain articles where the parties may stipulate by themselves or make supplementary stipulations. The two parties may modify, supplement or delete the contents of the text. After the execution of the Contract, the unmodified printed text shall be deemed as the contents agreed upon by both parties.

3.	The parties shall negotiate to decide on the selective contents in [ ] herein, to fill in the blanks and to delete or add other contents.

4.	Before the execution of the Contract, the Seller shall present to the Buyer the relevant certificates and evidencing documents which shall be provided by the Seller.

5.
In case this Contract is used as a pre-sale contract, within 10 days after the execution (filing on the network), this Contract shall be sent to the real estate transaction and registration authority to carry out the pre-sale filing and confirmation procedures.

6.
The seller and the Buyer shall comply with the stipulations under Article 6 and Article 7 hereof. All the pre-sale proceeds shall be paid to the pre-sale proceeds monitoring account assigned by the Commodity Housing Pre-sale Permit in accordance with the Notice of the Payment of Pre-sale Proceeds of Commodity Housing.

7.
It is recommended that the Buyer fill in the mobile phone number and e-mail address for sake of the notice of the matters by the administration department of the government regarding issues which may occur during the sale of the commodity housing.

8.	The buyer confirms to have read the instructions hereof.

Sales Contract for Commodity Housing

  The Parties to this Contract:

Party A (the Seller): Guangzhou Hejing Real Estate Development Co., Ltd.

Registered Address: Room 03, Chuangshi Building Block B, No.329 Qingnian Road, Guangzhou Economic and Technological Development Zone

Business License Number:    Qi Du Yue Sui Zong Zi No. 009392

Qualification Certificate Number: 1210157

Legal Representative: Kong Jianmin  Telephone: 86695300

Corresponding Address: Room 1301, No. 205 Middle Huanshi Road, Guangzhou

Zip code: 510010

Authorized Agent: ____________

Registered Address: ____________

Business License Number: ____________    Qualification Certificate Number: ____________

Legal Representative: ____________                                                                                           Telephone: ____________

Corresponding Address: ____________

Zip code: ____________

Party B (the Buyer): Guangdong Ninetowns Technology Co., Ltd.

Address: Room 201-202, Hetian Building, No. 24-26 Keyun Road, Tianhe District, Guangzhou

Business License Number: 4400001010600

Legal Representative (Institutional Purchase):

Name: LI Zhengming        Nationality: China

Address: Room 201-202, Hetian Building, No. 24-26 Keyun Road, Tianhe District, Guangzhou

ID Number: 120104196811292111     Zip code: 510000
Corresponding Address: Room 201-202, Hetian Building, No. 24-26 Keyun Road, Tianhe District, Guangzhou    Telephone: 013058563595

Mobile Phone: ____________   E-mail Address: ____________

Article 1    Basis for the Project Construction

By way of grant of state-owned land use rights, Party A has acquired the land use rights of a plot located to the south of Zhongshan Avenue, Zhu Village, Dongpu Town, Tianhe District with the series number of 30/1, and with an area of 52885 square meters. The planned purpose of the land is public construction and residential use (high-tech industry and living facilities).The term of the land-use rights is from August 6, 2001 to August 5, 2051.

With approvals, Party A has invested to construct the commodity housing named as Ling Hui Chuang Zhan Business Center (fill in the name according to the Commodity Housing Pre-sale Permit).  The relevant approvals of the project are as follows:

1. The Planning Permit for Construction Project
Authority: Bureau of Urban Planning of Guangzhou Municipality
Series number: Sui Gui Jian Zheng [2005] 1886, Sui Gui Jian Zheng [2005] No. 1888;

2. The State-owned Land Use Rights Permit
Authority: Guangzhou Municipal Bureau of Land Resource and Housing Administration
Series number: Sui Fu Guo Yong [2003] No. 109;

3. The Construction Permit for Construction Project
Authority: Guangzhou Tianhe District Bureau of Construction and Municipal
Series number: 440106200511140101.

Article 2    Basis for the Sale of the Commodity Housing

The Commodity Housing purchased by Party B is pre-sale commodity property.

1.
        If the Commodity Housing is spot commodity property, the title of the housing has been registered with the registration authority of _______; [the real estate title certificate] or [the real estate property right certificate] with the number of _____ has been obtained.

2.	If the Commodity Housing is under construction, it has met the pre-sale conditions set forth in the Guangdong Administrative Rule of Pre-sale Commodity Housing and has obtained the Commodity Housing Pre-sale Permit with the number of Sui Fang Yu (Wang) No. 20060125 from the authority of Guangzhou Municipal Bureau of Land Resource and Housing Administration.

Article 3    Basic Information of the Subject Matter of the Contract

The commodity housing purchased by Party B is Room 301, Floor 3, Building D1, Ling Hui Chuang Zhan Business Center of the project set forth in Article 1 (hereinafter, the “ Commodity Housing”). The mapping address: Room 301, South to Zhongshan Avenue, Zhu Village, Dongpu Town, Tianhe District.

The main structure of the building where the Commodity Housing is located is reinforced concrete.  The building has 10 floors above the ground and 1 floor under the ground.

The usage of the Commodity Housing is office use, and its floor height is 3.2 meters. The layout of the Commodity Housing is: 0 kitchen 0 bathroom, 0 closed balcony and 0 non-closed balcony.

The construction area of the Commodity Housing agreed herein is 390.68 square meters, among which the indoor construction area is 310.63 square meters and the public and the sharing construction area is 80.05 square meters.

The area pre-calculation institution of the Commodity Housing is:

Registered Address: ____________

Business License Number: ____________    Qualification Certificate Number: ____________

Legal Representative: ____________     Telephone: ____________

Corresponding Address: ____________

Zip code: ____________

Article 4    Property Management

Before the property management company is selected and hired by the owners convention of the property management area, the property management service shall be provided by the property management company selected and hired by Party A. Party A shall select and hire the property management company in accordance with the methods and conditions set forth in the Rules of Property Management of the State Council. Party A shall execute the Pre-Property Service Contract in writing with the property management company selected and hired.

Party A shall constitute and explain to Party B the Owners Interim Convention. Party B shall make a written commitment of complying with the Owners Interim Convention upon the execution of this Contract.

Article 5    Definitions of Basic Terms

Both parties agree that the basic terms herein shall have the following meaning:

1.	First floor: The first floor herein shall be in accordance with the note of the design drawing approved by the municipal planning and management department;

2.
Construction area: The exterior horizontal projection area of the floors above the plinth of the exterior wall (post) of the house , including balconies, hallways, basements, exterior stairways, etc., as well as any covered permanent construction with secure structures that has a floor height greater than or equal to 2.20 meters.;

3.	Indoor construction area: The sum of the indoor usable area, the indoor wall body area and the indoor balcony construction area;

4.
Floor height: The vertical distance between the ground and the floor or between two floors or between the floor and the bottom of the tile. The house structure the construction area of which is calculated shall have a floor height of over 2.20 meters (inclusive);

5.
Shared construction area: the construction area of the whole building minus the indoor construction are of each set(unit) of the whole building and minus the construction area of the independently used base room, carport, garage, guard room for multiple buildings, room for management and the civil air defense project, including:

(1)    the construction area of the elevator shaft, piping shaft, staircase, garbage tunnel, transformer room, equipment room, public lobby, gangway, base room, duty guard room and the public room and management room for the whole building, calculated by the horizontal projection area;

(2) half of the construction area of the horizontal projection area of the division wall and the exterior wall (including the gable wall) between the set (unit) and the public building.

6.	The paid purchase price: In case the purchase of the housing is by mortgage loan, this price is not limited to the down payment by Party B, and includes the price paid to Party A by loans.

Article 6    Price Calculation Method, Price and Payment

Party A and Party B agree to calculate the purchase price of the Commodity Housing according to the method as follows:

The Commodity Housing is pre-sale property. Calculated by the indoor construction area, the unit price of the Commodity Housing is RMB 10149 per square meter, and the total amount is RMB 3152467 (RMB three million one hundred and fifty-two thousand four hundred and sixty-two).

The construction costs of the public area and the shared construction area are included in the above unit price of the indoor construction area and shall not be accounted in the pricing.

Party A agrees that Party B shall pay on schedule according to the methods as follows:

Installments

(1) Phase one: Within five days after this Pre-sale Contract is executed and filed online, pay 28.9% of the total purchase price, which is RMB 912184 (RMB nine hundred and twelve thousand one hundred and eighty-four);

(2) Phase two: Before September 24, 2007, pay 46.1% of the total purchase price, which is RMB 1452166 (RMB one million four hundred and fifty-two thousand one hundred and sixty-six);

(3) Phase three: Before November 30, 2007, pay 25% of the total purchase price, which is RMB 788117 (RMB seven hundred and eighty-eight thousand one hundred and seventeen).

Article 7    Method of Payment

Party A shall use the pre-sale purchase price paid by Party B in accordance with Article 13 of the Guangdong Administrative Rule of Pre-sale Commodity Housing. Before the completion of the project, the pre-sale purchase price shall only be used to purchase the construction material and equipments necessary for the project construction, and to pay the construction process price of the project construction and the legal taxes and fees, and shall not be used for other purposes.

To ensure the pre-sale price is used for the above purposes and is not otherwise used, Party B shall pay the pre-sale price to the following commodity housing pre-sale price monitoring account under the supervision of Guangzhou Municipal Bureau of Land Resource and Housing Administration according to the Guangdong Administrative Rule of Pre-sale Commodity Housing.

Monitor Bank: Industrial and Commercial Bank Guangzhou Industry Road Sub-branch
Monitor Account: 3602002929200143647

Article 8    Liabilities of Breach of Contract for Overdue Payment

1. Installment Payment

In case the price is paid by installment, if Party B fails to pay the period price to the monitoring account according to the payment term set forth in Article 6 hereof, Party A has the right to ask Party B to pay the default penalty of 0.05% of the total purchase price per day, and has the right to terminate this Contract.

2. Lump-sum Payment

In case the price is paid by lump-sum payment, if Party B fails to pay the total purchase price to the monitoring account according to the payment term set forth in Article 6 hereof, Party A has the right to ask Party B to pay the default penalty of 0.05% of the total purchase price per day, and has the right to terminate this Contract.

3. Mortgage Loan Payment

In case the price is paid by mortgage loan, the first period price shall be paid to the monitoring account according to the payment term set forth in Article 6 hereof; if Party B fails to pay the first period price to the monitoring account according to the term agreed hereof, Party A has the right to require Party B to pay the default penalty of 0.05% per day of the total purchase price, and has the right to terminate this Contract.

If Party A conducts the mortgage loan on behalf of Party B or if Party A designates the mortgage bank, Party A shall require the mortgage bank to transfer the entire mortgage loan directly into the monitoring account when granting the loan and not to transfer the loan to any other accounts. If the mortgage bank fails to transfer the entire mortgage loan into the monitoring account directly, Party A shall be deemed as to have breached the Contract. Party B shall have the right to require Party A to pay the default penalty of 0.05% per day of the mortgage amount which is not transferred into the monitoring account until the entire mortgage loan is transferred into the monitoring account.

In case Party B conducts the mortgage loan by itself, Party B shall require the mortgage bank to transfer the entire mortgage loan directly into the monitoring account when granting the loan. If the mortgage bank fails to transfer the entire mortgage loan directly into the monitoring account, Party B shall be deemed as to have breached the Contract. Party A shall have the right to require Party B to pay the default penalty of 0.05% per day of the mortgage amount which is not put into the monitoring account until the entire mortgage loan is transferred into the monitoring account.

Article 9    Filing Confirmation

Within 10 business days after the online filing of this Contract, Party A shall apply with this Contract for the confirmation procedures of the online filing to Guangzhou real estate registration authority.

Article 10  Delivery Term

Party A shall deliver the house as the subject matter hereunder to Party A before December 31, 2007.

If any delay in delivery for use occurs due to force majeure or other reasons agreed upon hereunder by the Parties, Party A shall give a written notice to Party B in time.

After delivery, Party A shall not neglect its obligations hereunder, such as the obligation of applying for the title certificate, with the excuse that the house has been delivered for use.

Article 11  Delivery Condition

The housing delivered by Party A shall meet the following conditions:

The filing procedures of the completion acceptance of the Commodity Housing have been fulfilled with the relevant government authority.

The Parties may negotiate the decoration, specification and standards of the accessory equipment and attach the agreement as an appendix hereto.

Article 12  Handover of the Housing and Relevant Materials

After the Commodity Housing has satisfied the conditions of delivery for use, Party A shall notify Party B to carry out the handover procedures 3 days prior to the date of delivery hereof. Party B shall carry out the inspection, acceptance and handover of the housing together with Party A within 3 days after receiving such notice. The signal of the delivery of the housing is that such Commodity Housing has satisfied the conditions of delivery of housing hereunder.

Upon the inspection, acceptance and handover of the housing, Party A shall present the evidencing documents and relevant materials set forth in Article 11 and sign the Property Delivery and Acceptance Letter. In case the Commodity Housing is for residential use, Party A shall also provide the Residential Housing Quality Warrant Letter, Residential Housing Use Instructions and the Delivery Letter of the Commodity Housing.

The standards stipulated under the Residential Housing Quality Warrant Letter, Residential Housing Use Instructions and the Delivery Letter of the Commodity Housing shall not be lower than the lowest standard of the Residential Housing Quality Warrant Letter, Residential Housing Use Instructions and the Delivery Letter of the Commodity Housing promulgated by the construction and administration authority.

In case Party A fails to present the above evidencing documents and the relevant materials or if the evidencing documents and the relevant materials are incomplete, Party B shall have the right to reject the handover, and the liabilities of late delivery thus incurred shall be borne by Party A.

In case the late delivery is caused by Party B, both Parties agree to handle the late delivery as follows:

(1) Party B shall bear the liabilities of late delivery and Party A shall be deemed as to have delivered on time and in accordance with the standards. The property management fee and the distributed public water and electricity fee shall be calculated from the date of delivery set forth in Article 10 hereof.

(2) In case Party B fails to pay all the due payment (including but not limited to purchase price, due default penalty, taxes and fees) to Party B, the delivery date of the housing and the carrying out of the title certificate shall be extended accordingly. Party A shall designate another delivery date of the Commodity Housing within one month after Party B pays the above payment.

Article 13  Liabilities for Breach of Contract Due to Late Delivery

In case Party A fails to deliver the Commodity Housing within the time limit set forth in this Contract, the following methods shall be applied:

(1) In case the delivery has been delayed for no more than 180 days, Party A shall pay 0.05% per day of the paid purchase price as the default penalty from the next day of the due date of delivery as set forth in Article 10 hereof to the actual date of delivery.  This Contract shall continue to be performed.

(2) In case the delivery has been delayed for over 180 days, Party B shall be entitled to terminate this Contract unilaterally. If Party B demands continued performance of this Contract, this Contract shall continue to be performed.  Party A shall pay 0.05% per day of the purchase price already paid as the default penalty from the next day of the due date of delivery as set forth in Article 10 hereof to the actual date of delivery.

Article 14  Transfer of the Liability of Risk

The liability of risk shall be transferred from Party A to Party B on the date of delivery. In case Party B fails to carry out the inspection, acceptance and handover procedure of the Commodity Housing, Party A shall give the exigent notice for one time. In case Party B fails to carry out the inspection, acceptance and handover procedure within the time limit set forth in the exigent notice, the liability of risk shall be transferred to Party B on the next day of the date of inspection, acceptance and handover in the exigent notice.

Article 15  Area Confirmation and the Handling of Area Difference

According to the calculation method determined by the Parties, the indoor construction area (hereinafter, the “Area”) shall be the basis of area confirmation and of handling Area difference stipulated under this article.

This Article shall not be applied if the Parties select to calculate the purchase price by unit as set forth in Article 6.

If the Area for the calculation of price set forth in this Contract is different from the Area actually measured, the Area actually measured shall prevail.

After the delivery of the Commodity Housing, if the Area for the calculation of price set forth in this Contract differs from the Area actually measured, both Parties agree to solve the difference of the Area in accordance with the methods as follows:

Both Parties agree at their sole discretion that：

(1) If the absolute value of the Area difference ratio is no more than 3% (inclusive), the purchase price shall be calculated according to the price agreed in this Contract;

(2) If the absolute value of the Area difference ratio is more than 3% , Party B agrees to continue to perform the Contract. If the actual Area is larger than the Area set forth in this Contract, the price for the part within the Area difference ratio of 3% (inclusive) shall be replenished by Party B, the price for the part exceeding an Area difference ratio of 3 % shall be borne by the Party A, while the title of the exceeding part shall belong to Party B. If the actual Area is smaller than the Area set forth in this Contract, Party A shall refund the purchase price and its interests for the part within an Area difference ratio of 3% (inclusive), and for the part which exceeds the Area difference ratio of 3%, Party A shall refund Party B twice the amount as the purchase price Party B has paid for such exceeding part. Area Difference Ratio= [(Actual Measured Area- Area agreed in this Contract)/ Area agreed in this Contract] ×100%.

Article 16  Changes to Planning and Design

After the Commodity Housing is pre-sold, Party A shall not change the planning and design of the Commodity Housing project without the consent of Party B. If the change is necessary, Party A shall acquire the written consent of Party B and apply to the planning and management authority for approval. Party B may terminate the Contract if Party B disagrees with the change. Party A shall refund the purchase price and interests within 30 days after Party B’s proposal of terminating the Contract (from the payment date to the refund date, calculated by the real estate development loan rate of the bank on the refund date).

Article 17  Security for Defects of Right

Party A shall guarantee that there is no defect of right on the Commodity Housing as a subject matter hereof. There is no imposed mortgage, leasing right, no compensation obligation, such as the owing taxes and fees, remise money, and no sequestration by the court or other state authority, organization and department.

In case there is any defect of right, Party A shall eliminate the defect within the period designated by Party B or within a reasonable period. If the defect is not eliminated within the period designated by Party B or within a reasonable period, Party B shall have the right to terminate the Contract unilaterally.

Article 18  Title Registration

The Parties agree to carry out the title registration according to the following method:

The title registration carried out by Party A

Party A shall carry out the title registration for Party B with the title registration authority within 730 days after the Commodity Housing is delivered for use and deliver the real estate title certificate on which Part B is the title owner to Party B.

In such case, Party B shall provide the certificates and materials in time that are required by the title registration authority.

Party A shall truthfully inform Party B the certificates and materials required for the title registration that shall be provided by Party B. If Party A fails to inform Party B or the contents informed is incomplete or inaccurate, causing Party B to fail to provide the certificates and materials in time, Party B shall not bear the liability.

Article 19  Liability for Breach of Contract Due to the Delay in Title Registration

If Party A breaches Article Eighteen, the following method shall be applied:

If Party B elects not to cancel the housing purchase, Party A shall pay the default penalty of 0.02% per day of the paid purchase price from the date of delay.

Article 20  Liability for Breach of Contract Due to Party A’s Commitment on Decoration and Equipment Standard

The decoration and equipment standards of the Commodity Housing delivered for use by Party A shall comply with the standards agreed upon by the Parties (the Appendix 4). In case the standards are not satisfied, the following method shall be applied:

Party A shall compensate twice the price difference of the decoration and equipment.

Article 21  Performance of the Unilateral Termination Right of Party B

In case Party B performs the unilateral termination right agreed upon in this Contract, Party B shall notify Party A in writing. Party A shall refund to Party B the purchase price paid by Party B (including the interests calculated according to the coterminous real estate development loan interest rate issued by the People's Bank of China) within 30 days after receiving the written notice from Party B and shall bear the liability of compensation. The compensation amount shall be 1% of the paid purchase price and shall be paid to Party B while refunding the purchase price.

Article 22  Party A’s Commitment on the Normal Function of the Basic Facilities and Public Ancillary Structure

Party A makes the commitments that the following basic facilities directly related to the normal use of the Commodity Housing will satisfy the use conditions according to the following dates:
1.           The permanent water and electricity of the Commodity Housing;
2.           The access to the mailbox.

If the use conditions are not satisfied within the dates set forth hereunder, the Parties agree that the following shall be applied:

The overtime shall be deemed as the late delivery of the Commodity Housing and Party A shall bear the liability in accordance with the late delivery of the Housing.

Article 23  Warranty Responsibility

If the Commodity Housing is for residential use, the Residential Housing Quality Warrant Letter shall be attached hereto as an appendix.  From the date of delivery of the Commodity Housing, Party A shall bear the warranty liability in accordance with the undertakings hereunder and under the Residential Housing Quality Warrant Letter.

If the Commodity Housing is for non-residential use, both Parties shall enter into a supplemental agreement attached hereto as an appendix, which shall cover the scope, period, and liability of the warranty.

If the Commodity Housing has any quality defect within the scope and period of warranty, Party A shall perform its obligation of warranty.  In case of any defect arising out of an event of force majeure or any damage not due to the fault of Party A, Party A shall not bear the warranty liability.

Article 24  Specific Maintenance Fund

Party B shall pay the specific maintenance fund in accordance with relevant provisions. The specific maintenance fund belongs to the owners. The specific maintenance fund shall be paid after the execution of the sales Contract for housing and deposited in the special bank account set by the real estate administration authority.

1.
The special bank account set in the Eight Old Districts (Yuexiu, Liwan, Dongshan, Haizhu, Tianhe, Fangcun, Baiyun, and Huangbu District) and Guangzhou Economic and Technological Development Zone: Guangzhou Beixiu Sub-branch of Agricultural Bank of China;

2.	Bank with special account in Panyu District: Guangzhou Panyudongxing Office of China Construction Bank;

3.	Bank with special account in Huadu District: China Construction Bank Corporation;

4.	Bank with special account in Conghua City: Conghua Sub-branch of Agricultural Bank of China;

5.	Bank with special account in Zengcheng City: China Construction Bank Corporation.

Article 25  The Two Parties May Agree on the Following Matters:

1.	All the house-owners shall have the common ownership of the earnings of the business conducted on the roof of the building where the Commodity Housing is located;

2.	All the house-owners shall have the common ownership of the earnings of the business conducted on the exterior wall surfaces of the building where the Commodity Housing is located.

Article 26    Instructions on Party B’s Use of the Housing

Party B’s Commodity Housing is for office use only.  During the period in which Party B uses the Commodity Housing, Party B shall not alter the main structures of the construction or load-bearing structures, nor shall it change the usage of the Commodity Housing without approval.  Except as otherwise provided in this Contract or its Appendices, during the period of occupation, Party B shall be entitled to use the common areas and facilities of the Commodity Housing together with other owners and shall bear the liabilities in proportion to the occupied space, the public place and the public shared space.

Party A shall not change the usage of the public place and facilities of the Commodity Housing without approval.

Article 27    Convents on  Notice

The notice and communication required or permitted herein shall come into effect upon the receiving.

Article 28

Both Parties shall resolve any dispute arising from the performance of this Contract through consultation.  If no agreement can be reached through consultation, the Parties shall settle the dispute by:

filing a case with the People’s Court according to the law.

Article 29

For issues not covered by this Contract, the Parties may enter into supplemental agreements as appendices to this Contract.

Article 30

Appendices of this Contract shall have the same legal effect as this Contract.  The text filled in the blank parts by hand shall have the same legal effect as the printed text in this Contract and the Appendices.

Article 31

This Contract, including the Appendices attached hereto, has 22 pages and is executed in 4 counterparts, of which Party A holds 2 counterparts, Party B holds 2 counterparts, and Guangzhou Real Estate Exchange and Registration Office holds 1 counterpart.

Seller (Signature or seal) : [Seal]	Buyer (Signature or seal) : [Seal]
Legal Representative: /s/ Hong Jian Min	Legal Representative: /s/ Li Zhen Ming
Authorized Agent:	Authorized Agent:
(Signature or seal)	(Signature or seal)
Date: September 19, 2007	Date: September 19, 2007
Executed in Guangzhou Tianhe District

Registration Authority:
Registration Date:

Appendix I: Layout of the Housing

Ling Hui Chuang Zhan Business Centre
Location

Note: Units with same layouts may not have same measurements due to exterior design requirements.  This graph is for reference only, and is subject to the government’s final approval.

Appendix II: Specification of the Commodity Housing by Party A (including the advertisement)

N/A

Appendix III: Pre-Property Management and Service Contract
Pre-Property Management and Service Agreement

Appendix IV: Decoration and Equipment Standard

[Ling Hui Chuang Zhan Business Center-Building D1]
Decoration Standards of the Office Building

 Public Area

Exterior Wall: LOW-E low radiation hollow glass curtain wall is adopted in the south and west. Single coated glass is adopted in the north and east with aluminum exterior wall.

Lobby: The floor is laid with marble and granite decoration. The wall bears high polished tiles; the making ceiling is the suspended ceiling style.

Bathroom: Flat ground with cement mortar; preserved for drain pipes; the ground of the bathroom on the first and ninth floor is laid with antiskid ceramic bricks and the wall with good quality ceramic titles and additionally equipped with toilet paper box and tissue paper box; the making ceiling is the suspended ceiling style.

Fire protection ladder: The ground is laid with antiskid strip and the wall body with cement mortar and advanced latex; the making ceiling is attached with ceiling light.

Lift lounge: Concrete floor. The Lift lounges on the ninth floor and the office area have been decorated.

Electricity Load: Electricity load 110w/m2. Pipe interface to the tube well on each floor is preserved.

Ladder: Two Guangzhou Hitachi ladder with the load of 1000kg and the speed of 1.75m/s, equipped with luxury decoration and liquid crystal display.

Gate: The first floor is equipped with floor glass gate.

Platform: With a platform garden.

Air conditioning: The first floor to the ninth floor is equipped with single-cool central air conditioning.

Integrated wiring: Fiber system main line to the weak electricity well on each floor.

Indoor Unit:

Platform: Concrete floor except that the first floor and the ninth floor have been decorated.

Wall Body: Brushed with cement mortar and white lime.

Making ceiling: Equipped according to the fire protection standard except that the first floor and the ninth floor have been decorated.

Weak Electricity System

Capacity of CATV: Calculated by over 1 TV per floor.

Capacity of telephone system: The office building is calculated by over 20 telephone lines per building.

Broadband network: The Broadband is equipped with fiber as system main line introduced by the wiring device on each floor. The indoor line is equipped with type 5 twisted cables. The information terminal in the integrated wiring system working area is located plane with over 3-4 terminal points per 20 m2 in the office building.

Integrated wiring: The design (access) content of the integrated wiring system: broadcasting, fire protection alarm, surrounding guard and security guard.

Communication system: wireless communication system (mobile phone) in the mini area of the underground garage, no blind communication area.

Monitoring device: The safe guard areas such as the passageway of the garage, public passage and garden are equipped with monitoring device.

Mainline: The mainlines of the CATV system, telephone system, broadband network system access to the weak electricity well on each floor.

Appendix V: Supplemental Agreement to this Contract

1.	In case the price is paid by mortgage loan, the following shall be applied to Party A and Party B:

(1)
In case Party B fails to complete the mortgage procedures with the bank (fails to execute the mortgage loan Contract with the bank) 30 days after the execution of this Contract, Party B shall pay the default penalty of 0.05% per day of the total purchase price, and have the right to terminate this Contract unilaterally and Article 13 hereof shall be applied.

(2)
In case the application of mortgage by Party B is not accepted by the bank which offers the mortgage, Party B shall reply to Party A in writing within 5 days after receiving the written notice form Party A or the bank or its designated law firm, and expressly select another payment method recognized by Party A; if Party B fails to reply in time or select the payment method recognized by Party A, Party A shall have the right to terminate this Contract unilaterally and Article 13 hereof shall be applied.

(3)
In case the mortgage amount approved by the bank is less than the amount applied for by Party B, Party B shall pay the balance to Party A in one lump sum payment 30 days after receiving the written notice form the bank or its designated law firm or Party A. The failure of payment of the balance in time from Party B to Party A shall be deemed as overdue payment. Article 8 hereof shall be applied to both Party A and Party B.

(4)
In case Party A shall assume the guarantee obligation to the bank due to Party B’s failure to repay the mortgage amount according to the mortgage loan contract with the bank, Party A shall have the right to claim within the scope of the assumption of the guarantee obligation and have the right to terminate this Contract unilaterally and Article 13 hereof shall be applied.

2.
The purchase price agreed in this Contract does not include the taxes and fees required by the government. Party B shall assume the following taxes and fees (if there are some adjustments by the government, the adjusted taxes and fees shall be applied):

A.	Deed tax of sale and purchase of housing: calculated by 3% of the purchase price;

B.	Comprehensive warrant fee: Lump-sum Payment: RMB 125/person, Mortgage Payment: RMB 130/person. House-owner added: RMB 15/person.

Note: The tax and fee of the item A and B shall be paid upon the down payment by Party B.

3.
The specific maintenance fund of property: According to the Sui Guo Fang Zi [2003] No. 592, the specific maintenance fund of property shall be 2% of the purchase price and shall be assumed by Party B; Party B shall pay to the Guangzhou Municipal Bureau of Land Resource and Housing Administration according to the following standards: Residence area: RMB 40/square meter, Non-residence area: RMB 50/square meter. The down payment of the special maintenance fund of property shall be paid by Party B before the procedure of the acceptance of the housing carried out by Party B. The remaining shall be paid by Party B according to the decision of the house-owners convention.

4.
Before the establishment of the house-owners committee of the community, Party B agrees to accept the relevant services from the property management company assigned by Party A according to the law and pay to which the relevant fees.

5.
After all the fund has been paid by Party B (including but not limited to the house purchase price, the payable default penalty, taxes and fees), in case there is bank mortgage, Party A and Party B shall carry out the procedures of housing acceptance after the bank approves the mortgage application and the bank mortgage has been paid to Party A’s monitoring account. In case Party B fails to pay the above money or the bank mortgage fails to be paid to Party A’s monitoring account, Party A has the right not to carry out the procedures of housing acceptance and the time for delivery of the housing by Party A and the time of carrying out title certificate shall be both extended accordingly to one month after the time Party A collects all the due payment from Party B. Party A shall be deemed to have delivered the housing according to the time agreed hereof. Party B shall pay the fees such as property management fees from the delivery date of housing agreed in Article 10 hereof.

6.
Party B’s failure to carry out the procedure of housing acceptance in time not due to Party A’s fault shall be deemed as that Party A actually has delivered the Commodity Housing to Party B for use. Party B shall assume all the legal liabilities arising from the delivery of the Commodity Housing from the delivery date of housing agreed in Article 10 hereof, including but not limited to the payment of property management fees and the assumption of the risk of damage of the housing.

7.
In case of the occurrence of abnormal weather, abnormal geographical conditions or government (public welfare authority) behaviors which cannot be overcome by Party B, or in case of some other special reasons that cause the failure of construction according to the law, Party A may delay the delivery of the housing according to the actual situation.

8.
In case the payment of the purchase price by Party B is delayed within 90 days, Party B shall pay the default penalty of 0.05% of the purchase price per day; in case the delay is over 90 days, Party A shall have the right to terminate this Contract unilaterally and Article 13 hereof shall be applied. If Party A does not choose to terminate this Contract, Party B shall pay the default penalty of 0.05% of the purchase price per day until all the purchase price is paid by Party B.

9.
Because the Commodity Housing is real estate property, after the payment of all the payable money according to the Contract, Party B shall carry out the procedure of housing acceptance in person with the valid ID certificate and relevant housing acceptance documents on the expiration date of the payment period agreed hereunder, regardless of whether Party B receives the notice of delivery of the housing or not.

10.
Party A and Party B shall deal with the area difference of the Commodity Housing purchased by Party B according to Article 15 of the Contract. Party B shall pay up the purchase price agreed in Article 6 of the Contract with Party A within 15 days after receiving the written notice of dealing with the area difference of the Commodity Housing from Party and shall execute the clearing letter. In case Party B fails to execute the clearing letter in time or fails to pay the payable money in time, Party B shall pay the default penalty of 0.05% per day of the amount payable to Party A, and the date of Party A carrying out the Real Estate Title Certificate shall be extended accordingly. In case Party A fails to refund in time, Party A shall pay the default penalty of 0.05% per day of the refund to Party B.

11.
Party B is aware of all the necessary material for carrying out the Real Estate Title Certificate, and Party A will not give any additional written notice (except that there might be some changes of the material filed for carrying out the Real Estate Title Certificate). Party B shall provide Party A with all the necessary materials for carrying out the Real Estate Title Certificate within 15 days after receiving the notice of delivery of the housing from Party A and pay up the entire purchase price in time according to the Contract. In case Party B fails to provide the above materials in time, the time of carrying out the Real Estate Title Certificate by Party A shall be extended accordingly.

12.
In case this Contract is terminated after Party B has carried out the procedures of the acceptance of the housing, Party B shall pay to Party A the housing use fee of 0.02% per day of the total purchase price calculated from the date Party B accepted the housing to the date of delivery of the housing to Party A. Party B shall complete the housing return procedures and return the vacant housing to Party A within 30 days of the termination date of this Contract. Party B shall compensate Party A if the housing is damaged before the return of the housing. In case Party B has decorated the housing, the decoration inside the housing shall not be removed and Party A shall not compensate for any losses arising therefrom.

13.
In case the termination of the Contract is due to Party B’s fault, Party B shall pay to Party A the default penalty of 20% of the total purchase price and assume all the fees of the termination procedure of the Contract. Party A has the right to deduct such default penalty and relevant fees from the paid purchase price by Party B.

14.
The corresponding addresses in this Contract are the valid contact addresses to which the Parties send relevant correspondences. The letter from any Party to the Contract by means of registration or express service according to the corresponding addresses shall be deemed to have been received by the other Party. In case there is any change of the corresponding addresses, the Party whose address has been changed shall give a written notice to the other Party 7 days within the change. Otherwise, any legal consequences arising from the failure of any Party to perform the obligation of notice of the change of the address shall be assumed by the Party whose obligation is not performed.

15.
In case Party B is entitled to the right of termination in accordance with this Contract or laws, the right shall be exercised within 90 days of the occurrence of the termination situation. The termination right shall be deemed as being given up by Party B if Party B fails to exercise such right within 90 days.

16.	Any club or its ancillary facilities, the underground parking place and its facilities and equipment belong to Party A and the services provided shall be paid.

17.	In case there is any difference between this Supplemental Agreement and the Contract, this Supplemental Agreement shall prevail.

Signature or seal of Party A: [Seal]	Signature or seal of Party B: [Seal]
September 19, 2007 /s/ Hong Jian Min	September 19, 2007 /s/ Li Zhen Ming